Exhibit 99.1

             ISSI STATES PRELIMINARY REVENUE FOR DECEMBER QUARTER

    SANTA CLARA, Calif., Jan. 4 /PRNewswire-FirstCall/ --Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today announced that its revenue for the December 31, 2005 quarter will be in the range of $51 million to $52 million. This estimate is preliminary and could change as the Company proceeds with its normal accounting procedures. Previously, the Company had expected that revenue for the quarter would be in the range of $62 million to $64 million.

    "Although demand was about what we expected during the quarter, the average selling prices for our DRAM product line were lower than we planned," said Jimmy Lee, Chairman and CEO. "DRAM selling prices were under pressure, especially in November and December." The Company explained that in response to the pressure on DRAM selling prices it turned down some DRAM orders that would have resulted in undesirable margins. As a result, the Company's DRAM product line revenue came in lower than previously expected

    The Company plans to release its financial results for the quarter ended December 31, 2005 on Monday January 30, 2006 at 1:30 pm Pacific time.

    About the Company

    ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, India, Korea and Taiwan. ISSI's web site is at www.issi.com.

    Safe Harbor Statement

    Certain statements in this news release are forward-looking statements, including statements related to our estimated total revenue, DRAM revenue and gross margins for the December quarter. Such statements are subject to risks and uncertainties. Actual results may differ materially from current expectations due to many factors, including completion of the accounting procedures for the December 31, 2005 quarter, any adjustments to the preliminary numbers for the December 2005 quarter that may be made in connection with such procedures and completion of a detailed analysis to identify any inventory that may be valued below the market selling prices. Further information that could affect the Company's results is detailed in ISSI's periodic filings with the Securities and Exchange Commission, including it Annual Report on Form 10K for the fiscal year ended September 30, 2005.

SOURCE  Integrated Silicon Solution, Inc.
    -0-                             01/04/2006
    /CONTACT: ISSI Investor Relations, +1-408-969-4612, or ir@issi.com/ /Web site: http://www.issi.com /